EXHIBIT 99.B4(e)


                  INSTRUMENTS DEFINING RIGHTS OF SHAREHOLDERS

     The following is a list of the provisions of the Articles of Incorporation, as amended, and By-Laws of Prudential Global Fund, Inc. setting forth the rights of shareholders.

I.  Relevant Provisions of Articles of Incorporation:

    ARTICLE V-Common Stock
    ARTICLE VII-Miscellaneous
    ARTICLE VIII-Amendments

II. Relevant Provisions of By-Laws:

    ARTICLE I-Stockholders
    ARTICLE IV-Capital Stock
    ARTICLE VII-Indemnification
    ARTICLE IX-Amendment of By-Laws